Exhibit 5.2

BOSTON  CONNECTICUT  FLORIDA  NEW JERSEY  NEW YORK  PROVIDENCE WASHINGTON, DC

Goodwin Square

225 Asylum Street

Hartford, CT 06103-1212

T: (860) 275-0100 F: (860) 275-0343

September 20, 2024

To:	Voya Financial, Inc.

230 Park Avenue

New York, New York 10169

Ladies and Gentlemen:

We have acted as Connecticut counsel to Voya Holdings Inc. (formerly known as Lion Connecticut Holdings, Inc.), a Connecticut corporation (the “Guarantor”), in connection with the purchase by the several underwriters (the “Underwriters”) listed in Schedule I to the Underwriting Agreement dated September 13, 2024 (the “Underwriting Agreement”), among Voya Financial, Inc. (the “Company”), the Guarantor, BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the Underwriters, of $400,000,000 aggregate principal amount of 5.000% Notes due 2034 (the “Notes”) and the unsecured guarantees of the Guarantor relating to the Notes (the “Guarantees”) issued under an Indenture, dated as of July 13, 2012 (the “Base Indenture”), among the Company (f/k/a ING U.S., Inc.), the Guarantor and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture, dated as of September 20, 2024 (the “Eighth Supplemental Indenture”), among the Company, the Guarantor and the Trustee (the Base Indenture, as supplemented by the Eighth Supplemental Indenture, being herein called the “Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with the opinions expressed herein, we have reviewed copies of the following documents:

(i) the Underwriting Agreement;

(ii) the Indenture; and

(iii) the Certificate of the Secretary of the Guarantor as to the certificate of incorporation and bylaws of the Guarantor, the authorizing resolutions of the Guarantor’s board of directors and the incumbency of the officers of the Guarantor signing the Underwriting Agreement and the Guarantees on behalf of the Guarantor (the “Corporate Secretary’s Certificate”).

September 20, 2024

We have also made such other investigation as we have considered necessary as the basis for the opinions set forth herein.

In preparing this opinion, we have relied upon the certifications as to factual matters made in the Corporate Secretary’s Certificate and in certificates of the Secretary of the State of the State of Connecticut and we have assumed that all of the same are true, correct and complete and have not undertaken any further inquiry as to the accuracy thereof. We have no knowledge that any of such factual matters are untrue, incomplete or incorrect.

Our opinion in opinion paragraph 1 as to the existence of the Guarantor is based solely upon the certificate dated September 11, 2024, issued by the Office of the Secretary of the State of the State of Connecticut, stating that, as of such date, the Guarantor is in existence in the State of Connecticut.

We have also assumed without any independent inquiry:

(a) that the Guarantor is part of an insurance company holding company system but is not a Connecticut-domiciled insurance company; and

(b) that the Guarantor has not entered into any agreements that modify or amend the terms of the Guarantees.

Based upon the foregoing assumptions, and subject to the limitations, qualifications and exceptions hereinafter set forth, we are of the opinion that:

1. The Guarantor is a corporation in existence under the laws of the State of Connecticut.

2. The Guarantor has all requisite power and authority to execute and deliver each of the Underwriting Agreement and the Eighth Supplemental Indenture, and to perform its obligations thereunder and under the Guarantees.

3. The execution and delivery by the Guarantor of the Underwriting Agreement and the Eighth Supplemental Indenture, the performance by the Guarantor of its obligations thereunder and the consummation by the Guarantor of the transactions contemplated thereby have been properly authorized by all necessary corporate action on the part of the Guarantor.

4. The Underwriting Agreement and the Eighth Supplemental Indenture have been duly executed and delivered by the Guarantor.

September 20, 2024

Our opinions set forth above are subject to the following qualifications:

A. We express no opinion herein as to the securities laws of any jurisdiction.

B. We express no opinion herein as to what governmental consents, authorizations or approvals, if any, may be required in order for the Guarantor to cause any of its subsidiaries to make available, or cause to be made available, to the Guarantor any funds that may be necessary for the Guarantor to meet its obligations under the Guarantees.

C. The foregoing opinions are limited to matters involving the laws of the State of Connecticut, and we do not express any opinion with respect to the laws of any other state or jurisdiction.

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission (the “Commission”) on the date hereof and thereby incorporated by reference into the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the Prospectus Supplement filed by you with the Commission which is a part of the Registration Statement on Form S-3 (File No. 333-262924). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP

BWF/NTS/JM